Exhibit 99.1
LL&E ROYALTY TRUST — LL&E ROYALTY TRUST ANNOUNCES REVISED JAY FIELD RESERVE REPORT

The Bank of New York Mellon Trust Company, N.A. — Trustee	NEWS RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, Texas, November 8, 2010—(BUSINESS WIRE)— LL&E Royalty Trust (Pink Sheets:LRTR.pk — News) announced that on November 5, 2010 The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) of LL&E Royalty Trust (the “Trust”), received a revised reserve report dated November 4, 2010 (the “Revised Reserve Report”) relating to the Trust’s interests in the Jay Field from the Trust’s independent petroleum engineers, Miller and Lents, Ltd. (“Miller and Lents”). The Revised Reserve Report indicates that, as of July 31, 2010, the estimated future net revenues attributable to the interests held by the Trust in the Jay Field were $9.6 million, and that the standardized measure of discounted estimated future net cash flows, discounted at 10% annually in accordance with SEC guidelines, was $5.5 million.
Miller and Lents has advised the Trustee that the primary reason for the decrease in the estimates made in the Revised Reserve Report compared to the estimates made in the report to the Trust dated October 18, 2010 (the “Original Reserve Report”) is the inclusion of the Working Interest Owner’s treating facility overhead charge. Miller and Lents has informed the Trustee that the treating facility overhead was not taken into account in preparing the Original Reserve Report because the line item labeled “Gross Producing Overhead” in the operating expense report furnished to Miller and Lents in connection with its preparation of the Original Reserve Report included only the field overhead charge and not the plant overhead charge. Miller and Lents discovered the issue during discussions with the Working Interest Owner after the Original Report was issued.
Miller and Lents has further advised the Trustee that after Miller and Lents issued the Original Reserve Report, the Jay Field Working Interest Owner advised Miller and Lents that the Working Interest Owner plans to escrow up to 125 percent of the estimated Future Special Costs in accordance with the provisions of the original Conveyance to the Trust, and provided Miller and Lents with a five-year schedule of future dismantlement payments at the end of the Jay Field field life. Miller and Lents noted that because the Original Reserve Report assumed that the Working Interest Owner would escrow only 100 percent of the estimated future dismantlement costs, Miller and Lents did not include estimated interest charges (payable to the Trust’s interest) on the escrowed balance. Miller and Lents determined that based on the additional information regarding the Working Interest Owner’s intention to escrow 125 percent of the estimated future dismantlement costs, the Revised Reserve Report should properly include a payment to the Trust’s interest of funds estimated to be held in escrow by the Working Interest Owner at the end of abandonment activities. Therefore, Miller and Lents included interest charges and the assumed release of escrowed funds in the revised report.
As previously stated, there are many uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the timing of development expenditures. The Trustee is not able to, and does not, make any estimate or projection of the value of the Trust’s assets or any amount that a purchaser may be willing to pay for any of the assets.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include all statements included in this press release regarding the amount of any future net revenues attributable to the Trust’s interests and the present value calculated in accordance with SEC guidelines of any such future net revenues. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.
Contact:
LL&E Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich, 800-852-1422
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